EXHIBIT 1

Suite 1050, 625 Howe Street Vancouver, BC, Canada V6C 2T6 www.perucopper.com	Tel: 604-689-0234 Fax: 604-688-0094
March 30, 2007
Autorite des marchés financiers
800, Square Victoria, 22e étage
C.P. 246, Tour de la Bourse
Montréal, Québec H4Z 1G3
Dear Sirs:
RE:          PERU COPPER INC.
We wish to advise that during the year ended 2006, to the best of our knowledge and belief no securities were issued to residents of the province of Quebec from treasury.
Yours very truly,
Peru Copper Inc.
Per:
/s/ Patrick De Witt

Patrick De Witt, Director of Investor
Relations and Governmental Affairs
(Canada)